Exhibit 99.9
Michael Dell Ross Perot Jr. Chairman and CEO, Dell Chairman, Perot Systems Brian Gladden Peter Altabef Senior Vice President and CFO, Dell President and CEO, Perot Systems John Harper September 21, 2009 CFO, Perot Systems

SAFE HARBOR The planned tender offer described in this webcast has not yet commenced. The description contained in this webcast is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the "SEC"), and Perot Systems will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Perot System's stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC's website: www.sec.gov. Statements in this presentation that relate to future results and events are forward-looking statements based on Dell's and Perot Systems' current expectations, respectively. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, Perot Systems' business may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; that the parties are unable to successfully implement integration strategies; and other risks that are described in Dell's and Perot Systems' Securities and Exchange Commission reports, including but not limited to the risks described in Dell's Annual Report on Form 10-K for its fiscal year ended January 30, 2009 and Perot Systems' Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Dell and Perot Systems assume no obligation and do not intend to update these forward-looking statements.

ACQUISITION OF PEROT SYSTEMS KEY FACTS Transaction Dell and Perot Systems have entered a definitive agreement for Dell to acquire Perot Systems in a transaction valued at $3.9 billion Terms of the agreement were approved by boards of both companies Pending regulatory approval, we anticipate the transaction will close in Dell's fiscal 4th quarter and will be funded with existing cash When the tender is over and we complete the transaction, Perot Systems will be a 100% subsidiary Structure of combined company Perot Systems, a Dell Company After the transaction is closed, Dell directors are expected to consider Ross Perot Jr., Perot Systems' Chairman, for appointment to Dell's board Perot Systems' current CEO, Peter Altabef will head a services unit comprised of joint Perot Systems' and Dell's services units Have reached long-term retention agreements with Peter and members of his senior leadership Services division will be run out of the Plano campus

DELIVERING NEXT-GENERATION SERVICES World class services organization founded in 1988 23,000 employees committed to customers, quality and disciplined execution Full scope of service offerings - BPO, infrastructure & application services Leadership position in healthcare, government and financial services Perot Systems Architect the "services supply chain" Accelerate migrations from proprietary system Deliver "IT as a Service" infrastructure integrating hardware via modular services Design, deliver and integrate private and public clouds Lead key growth Industries end to end - infrastructure to BPO Next-Gen Service Model Direct access to customers - both small and large US and Global leader in Computer Systems and Servers Global distribution in over 180 countries Global service delivery and network of certified field service technicians $1.5B in consulting & lifecycle services with a modular footprint Dell Joining complementary strengths to enhance enterprise IT portfolio and global reach Accelerating Global Service Delivery - Done Right and on behalf of customers!

WORLD CLASS SERVICE PORTFOLIO COMPLEMENTARY OFFERINGS Perot Systems $2.6B * Dell $5.1B ** Business Process Outsourcing 24% Infrastructure Services 36% Consulting 8% Lifecycle Services 21% Applications Services 40% Support 71% A single company that leverages Perot Systems' enterprise services across a broad customer base and significantly expands the range of Dell's commercial IT solutions There are real, tangible revenue synergies from this combination right out of the box ... places where we will invest to grow faster We think we can bolt on other assets (including ours), and globalize Perot Systems into a strong global service company Together we will lead the trend toward configurable, modular services and next- generation services delivery $8B Combined Service Company * Total represents last 4 qtr Perot Systems consolidated revenue Pie chart represents mix of 2Q consolidated revenue ** Represents last 4 qtr Dell enhanced services revenue

PEROT SYSTEMS FINANCIALS HISTORY OF SOLID PERFORMANCE $2.8 billion revenue, 13% CAGR revenue over past 6 years Over $200 million of cash flow from operations $117 million net income Key Financial Metrics (FY 2008) Revenue >13% CAGR (2002-2008) Nearly 90% of all revenue derived from long-term relationships $8 billion total backlog of future contracted business Recurring revenue business model $329 million cash plus short-term investments $185 million debt $2.0 billion total assets Balance Sheet Metrics (As of June 30, 2009)

KEY TAKEAWAYS Growth is the primary focus and is consistent with our strategy to provide next- generation IT service delivery As we've said, very important for us to have a scalable asset ... something we can use our direct customer footprint to really grow fast This is a critical acquisition in our strategy to transform the company ... IT services will be a big part of our strategy and we were very focused on getting a great anchor acquisition Will be a leader in "IT as a Service" driven by configurable, modular services and next-generation IT service delivery Based on current estimates, the transaction is expected to be accretive to GAAP earnings in fiscal 2012 Our strategic mission is to provide disruptively great value to our customers... while balancing financial goals of liquidity, profitability, growth